Exhibit 3.4
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NuOASIS GAMING, INC.


        NuOasis Gaming, Inc., a corporation organized under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That by written consent of the Board of Directors of NuOasis Gaming Inc. (the "Corporation"), pursuant to ss.141(f) of the General Corporation Law of the State of Delaware resolutions were duly adopted on March 27, 1997 setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and to be considered for approval by the Corporation's stockholders. The resolutions setting forth the proposed amendments are as follows:

        RESOLVED that the Board of Directors do hereby adopt, declare advisable and approve that Article FOURTH of the Corporation Certificate of Incorporation, be amended and restated in its entirety in the manner set forth hereinbelow:

        FOURTH The Corporation shal1 be authorized to issue 333,000,000 shares of common stock of the par value of $.01 and 1,000,000 shares of preferred stock of the par value of $.01. Further, the Board of Directors of this Corporation by resolution only and without further action or approval, may cause the Corporation to issue one or more classes of stock or one or more series of stock within any class thereof (including the $.01 par value common stock described in this Article FOURTH), any or all of which classes may be of stock with par value or stock without par value and which classes or series may have such voting power, full or limited or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors; and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of a class or series subsequent to the issue of shares of that class or series."

        SECOND: That thereafter the approval of the holders of a majority of all outstanding classes of stock entitled to vote thereon was obtained together with the approval of the holders of a majority of the shares of common stock voting separately as a class at a meeting of shareholders held on May 5, 1997 pursuant to ss.242(b)(1) and ss.222 of the General Corporation Law of the State of Delaware.

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        THIRD: That said amendment was duly adopted in accordance with the provisions of ss.242 of the General Corporation Law of the State of Delaware.

        FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

        IN WITNESS WHEREOF, NuOasis Gaming Inc. has caused this certificate to be signed by Joseph Monterosso, its President, and attested by John D. Desbrow its Secretary this 5th day of May, 1997.


                                            NuOASIS GAMING. INC.



                                            By:  /s/ Joseph Monterosso
                                            --------------------------
                                            Joseph Monterosso, President

                                            ATTEST:


                                            By:  /s/ John D. Desbrow
                                            --------------------------
                                            John D. Desbrow Secretary


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